Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Contacts:

Brian J. Clark, President

(703) 707-6900

NCI Reports First Quarter 2013 Financial and Operating Results

First quarter revenue of $91.5 million, diluted EPS of $0.15–both exceed top end of guidance

RESTON, VA, May 1, 2013 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, today announced its financial and operating results for the first quarter ended March 31, 2013.

First quarter 2013 revenue exceeded the high end of management’s guidance range issued last quarter by $5.5 million; diluted earnings per share (EPS) exceeded the high end of guidance by $0.05.

First Quarter 2013 Results

For the three months ended March 31, 2013, revenue decreased by 7.6%, or $7.5 million, over the same period a year ago. The decrease was primarily due to approximately $5.8 million of lower revenue attributable to services provided on its PEO Soldier contract. NCI’s PEO Soldier contract accounted for 13.7%, or $12.5 million, of total revenue for the first quarter of 2013 compared with 18.6%, or $18.4 million, of total revenue for the first quarter of 2012.

General and administrative expenses decreased by 13.1%, or $0.9 million, for the three months ended March 31, 2013, compared with the same period a year ago. The decrease was due to lower stock compensation costs, lower fees for outside consultants, and reduced facilities costs, among other factors.

Operating income for the first quarter of 2013 was $3.6 million, up from $3.1 million for the first quarter of 2012. Operating margin for the first quarter of 2013 was 3.9% compared with operating margin of 3.1% for the first quarter of 2012. Operating margin for the first quarter of 2013 increased due to improved margins on certain time-and-materials contracts, the receipt of award fees on certain cost-plus-fee contracts, lower general and administrative expenses, and lower depreciation and amortization expenses.

Net income for the first quarter of 2013 increased to $2.0 million from $1.6 million in the first quarter of 2012. The increase in net income year over year is attributable to the factors affecting operating income and lower interest expense, offset by an increase in income taxes and a higher effective income tax rate. Diluted EPS for the first quarter of 2013 was $0.15 compared with $0.12 in the first quarter of 2012.

Days sales outstanding (DSO) increased to 78 days as of March 31, 2013, up 14 days from the 64 days reported as of December 31, 2012. The increase in DSO is primarily associated with delays in the receipt of payments on several large contracts. As a result, net cash used in operating activities for the first quarter of 2013 was $8.3 million.

NCI reported total backlog at March 31, 2013, of $623 million, of which $162 million was funded. This compares with total backlog at December 31, 2012, of $706 million, of which $212 million was funded.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate of future tasking and contract awards, NCI is issuing guidance for its second quarter of 2013 and updating previously issued guidance for full fiscal year 2013. The table below represents management’s current expectations about future financial performance based on information available at this time:

	Second Quarter Fiscal Year 2013 Ending June 30, 2013	Fiscal Year Ending December 31, 2013

Revenue	$76 million-$84 million	$290 million-$320 million

Diluted EPS	$0.10-$0.12	$0.27-$0.37

Diluted projected share count	12.8 million	12.8 million

“We’re pleased with NCI’s performance in the first quarter. We exceeded previously issued guidance for revenue and earnings and have raised our forecast for 2013,” said Charles K. Narang, NCI’s Chairman and CEO. “Thus far, the impact of sequestration on NCI has been minimal, although this could change in the second half of 2013. However, the impact of new wins during the remainder of 2013 could be felt in the latter part of the year and would certainly create positive momentum going into 2014.”

“During the first quarter, we continued our cost-reduction efforts to both improve profitability and provide for continued investment in new business growth opportunities,” said NCI’s President, Brian J. Clark. “Thus far in 2013, we have submitted two significant bids that embody NCI’s revitalized business development disciplines. We expect to submit several more significant bids throughout the course of the year, with an award of one or more of these programs helping to redefine NCI and position us for growth in 2014 and beyond.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 4:30 p.m. EDT to discuss fiscal first quarter results and guidance for 2013.

Analysts and institutional investors may listen to the conference call by dialing (888) 428-9473 (United States/Canada) or (719) 325-2458 (international) with pass code 1833524. The conference call will be simultaneously provided as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through May 15, 2013, by dialing (877) 870-5176 (United States/Canada) or (858) 384-5517 (international) and entering pass code 1833524.

About NCI, Inc.

NCI is a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies. Our award-winning expertise encompasses areas critical to our customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. Headquartered in Reston, VA, NCI has approximately 2,000 employees at nearly 100 locations worldwide. For more information, visit our website at www.nciinc.com or email investor@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for Defense and Intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year), other delays in the Federal Government appropriations process, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Financial tables follow

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Revenue	$91,541	$99,076
Operating expenses:
Cost of revenue	80,477	87,445
General and administrative expenses	5,861	6,744
Depreciation and amortization	1,618	1,773

Total operating expenses	87,956	95,962

Operating income	3,585	3,114
Interest expense, net	251	450

Income before income taxes	3,334	2,664
Provision for income taxes	1,359	1,079

Net income	$1,975	$1,585

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	12,812	13,577
Net income per share	$0.15	$0.12

Diluted:
Weighted average shares outstanding	12,812	13,630
Net income per share	$0.15	$0.12

NCI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par value)

	As of March 31, 2013	As of December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$861	$763
Accounts receivable, net	79,697	62,293
Deferred tax assets, net	3,275	3,269
Income tax receivable	2,668	5,543
Prepaid expenses and other current assets	4,907	5,215

Total current assets	91,408	77,083
Property and equipment, net	11,570	12,564
Other assets	1,561	1,593
Deferred tax assets, net	43,463	43,463
Intangible assets, net	6,589	7,073

Total assets	$154,591	$141,776

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$25,715	$24,148
Accrued salaries and benefits	15,203	15,858
Deferred revenue	2,130	1,032
Other accrued expenses	7,747	7,625

Total current liabilities	50,795	48,663

Long-term debt	26,000	17,500
Other long-term liabilities	2,632	2,723

Total liabilities	79,427	68,886

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 9,149 shares issued and 8,232 shares outstanding as of March 31, 2013, and 9,149 shares issued and 8,232 shares outstanding as of December 31, 2012	174	174
Class B common stock, $0.019 par value—12,500 shares authorized; 4,700 shares issued and outstanding as of March 31, 2013 and December 31, 2012	89	89
Additional paid-in capital	70,025	69,726
Treasury stock at cost— 917 shares of Class A common stock as of March 31, 2013 and December 31, 2012	(8,331)	(8,331)
Retained earnings	13,207	11,232

Total stockholders’ equity	75,164	72,890

Total liabilities and stockholders’ equity	$154,591	141,776

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,975	$1,585
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,618	1,773
Loss on sale and disposal of property and equipment	—	5
Share-based payments	298	640
Deferred income taxes	(6)	171
Changes in operating assets and liabilities:
Accounts receivable, net	(17,404)	9,273
Prepaid expenses and other assets	3,215	(2,280)
Accounts payable	1,567	(6,619)
Accrued expenses	475	(3,047)

Net cash (used in) provided by operating activities	(8,262)	1,501

Cash flows from investing activities:
Purchases of property and equipment	(140)	(752)

Net cash used in investing activities	(140)	(752)

Cash flows from financing activities:
Borrowings under credit facility	28,558	44,369
Repayments on credit facility	(20,058)	(47,869)

Net cash provided by (used in) financing activities	8,500	(3,500)

Net change in cash and cash equivalents	98	(2,751)
Cash and cash equivalents, beginning of period	763	2,819

Cash and cash equivalents, end of period	$861	$68

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$195	$448

Income taxes	$131	$2,087

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